Exhibit 99.1

For Immediate Release:	Contacts:	Julie S. Ryland
Wednesday, July 23, 2008		205.326.8421

Energen Benefits from Higher Commodity Prices, Production

Earnings Guidance for 2008-2009 Reaffirmed

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that its oil and gas exploration and production unit continues to benefit from higher realized sales prices and increased production; Energen Resources Corporation’s net income for the three months ended June 30, 2008, grew more than 5 percent year-over-year. Energen’s utility operations, however, saw its net income drop due largely to issues related to the timing of rate recovery and to reduced customer usage. As a result, Energen earned $66.9 million, or 93 cents per diluted share, in the second quarter of 2008, down slightly from $67.9 million, or 94 cents per diluted share, in the same period a year ago.

Energen today also reaffirmed its 2008 and 2009 earnings guidance (assumes natural gas and oil prices applicable to its unhedged production of $10 per thousand cubic feet and $100 per barrel, respectively) and said that, as work continues on its first three test wells, Energen Resources has increased its net shale acreage position in Alabama to 327,000 acres.

“Our oil and gas exploration and production company continues to perform well in 2008,” said James McManus, Energen’s chairman and chief executive officer. “Energen Resources’ aggregate realized sales price for its natural gas, oil and natural gas liquids (NGL) production increased 10 percent in the 2nd quarter over the same period a year ago; and our 2nd quarter production was up almost 1 billion cubic feet (Bcf) equivalent, year-over-year, primarily in the San Juan Basin where we are benefiting from new drilling and continued development of Fruitland Coal properties.

“While the timing issues at our utility should settle out by the end of the rate year, reduced usage remains a concern. Nevertheless, we believe Energen is on a path leading to its 7th consecutive year of record earnings in 2008,” McManus said. Energen’s earnings guidance range for 2008 is $4.30-$4.70 per diluted share and, for 2009, is $5.15-$5.55 per diluted share.

ALABAMA SHALES UPDATE

Energen Resources and Chesapeake Energy Corporation have drilled their first two test wells in Alabama to total depth (approximately 10,500 and 12,500 feet). Both are located in Bibb County, southwest of Birmingham, and await completion. The third test well is nearing projected total depth of some 9,500 feet in Greene County (south and west of Bibb). Target shale formations are the Conasauga and Chattanooga.

“Energen Resources and Chesapeake are learning a lot about the formations and concepts we are looking at in Alabama right now,” McManus said, “but work remains before we can know with any certainty whether one or more of these formations and concepts will be economically viable.

“We have encountered gas in each well drilled and are now working on proper completion techniques to help determine whether the gas from Alabama shale formations in this area can be produced economically,” McManus added.

SECOND QUARTER RESULTS

For the three months ended June 30, 2008, Energen’s net income totaled $66.9 million, or 93 cents per diluted share, and compares with second quarter 2007 net income of $67.9 million, or 94 cents per diluted share.

Energen Resources Corporation

Energen Resources’ net income in the second quarter of 2008 totaled $70.6 million and compared with $66.9 million in the same period last year. This 5.5 percent increase largely reflects higher average realized sales prices for Energen Resources’ natural gas, oil and natural gas liquids (NGL) production as well as a 4 percent rise in production. Negatively influencing Energen Resources’ net income were increased lease operating expense (LOE), depreciation, depletion and amortization (DD&A) expense, exploration expense and general and administrative (G&A) expense as well as a higher effective tax rate due to reduced tax benefit under Section 199.

Average Realized Sales Prices, Second Quarter Comparison

Commodity	2Q2008	2Q2007	Change
Natural Gas (per Mcf)	$8.25	$7.95	4%
Oil (per barrel)	$74.51	$64.03	16%
NGL (per gallon)	$1.11	$0.87	28%

Production, Second Quarter Comparison

Commodity	2Q2008	2Q2007	Change
Natural Gas (Bcf)	16.4	15.7	4%
Oil (MBbl)	1,006	947	6%
NGL (MMgal)	18.1	19.1	(5)%
Total (Bcfe)	25.0	24.1	4%

Production By Area (Bcfe), Second Quarter Comparison

Area	2Q2008	2Q2007	Change
San Juan Basin	12.5	11.6	8%
Permian Basin	7.0	7.1	(1)%
Black Warrior Basin	3.4	3.6	(6)%
N. LA/E. TX/Other	2.1	1.8	17%

Per-unit LOE in the second quarter of 2008 increased 15 percent from the same period a year ago to $2.52 per thousand cubic feet (Mcf) equivalent. This increase primarily was due to a 54 percent rise in per-unit production taxes resulting from increased commodity prices.

DD&A expense per unit in the second quarter of 2008 increased 15 percent over the same period last year to $1.25 per Mcf equivalent (Mcfe) largely due to higher development costs.

Exploration expense in the current-year second quarter increased $2.8 million over the same period a year ago largely due to mechanical difficulties encountered while drilling an exploratory well in the San Juan Basin.

Second quarter net G&A expense in 2008 rose $2.5 million over the same period in 2007 largely due to increased net salaries and benefits expense as the Company appropriately accrues anticipated obligations under its performance-based incentive compensation plan.

Alabama Gas Corporation

Energen’s natural gas utility, Alabama Gas Corporation (Alagasco), reported a net loss of $3.1 million in the second quarter of 2008 as compared with net income of $1.4 million in the same period a year ago. This $4.5 million deficit year-over-year largely reflects timing differences associated with rate recovery under Alagasco’s rate-setting mechanism and a decline in customer usage, partially offset by the utility’s ability to earn on a higher level of equity.

YTD 2008 RESULTS

For the six months ended June 30, 2008, Energen’s net income totaled $183.6 million, or $2.55 per diluted share, up from $171.8 million, or $2.38 per diluted share, in the first half of 2007. Included in current-year net income is a $6.4 million gain from Energen Resources’ sale of Permian Basin properties in the first quarter.

Energen Resources Corporation

Energen Resources’ net income for the year-to-date 2008 totaled $143.1 million and compared with $130.1 million in the same period last year. This 10 percent increase largely reflects higher average realized sales prices, a 3 percent rise in production and a one-time gain from the sale of Permian Basin properties in the first quarter, partially offset by higher LOE and DD&A expense as well as a higher effective tax rate due to a reduced tax benefit under Section 199.

Average Realized Sales Prices, YTD Comparison

Commodity	YTD2008	YTD2007	Change
Natural Gas (per Mcf)	$8.11	$7.94	2%
Oil (per barrel)	$71.31	$61.23	16%
NGL (per gallon)	$1.08	$0.83	30%

Production, YTD Comparison

Commodity	YTD2008	YTD2007	Change
Natural Gas (Bcf)	32.8	31.2	5%
Oil (MBbl)	1,950	1,873	4%
NGL (MMgal)	34.9	38.0	(8)%
Total (Bcfe)	49.5	47.9	3%

Production By Area (Bcfe), YTD Comparison

Area	YTD2008	YTD2007	Change
San Juan Basin	24.4	23.1	6%
Permian Basin	13.8	13.9	(1)%
Black Warrior Basin	7.0	7.3	(4)%
N. LA/E. TX/Other	4.3	3.6	19%

Production increases in the San Juan Basin in the current year-to-date are largely due to new drilling and continued development of Fruitland Coal properties.

Per-unit LOE in the first six months of 2008 increased 19 percent from the same period a year ago to $2.48 per Mcfe. This increase largely was due to a 45 percent rise in per-unit production taxes resulting from increased commodity prices and to increased compression, increased workover expense, weather-related road maintenance, and increased environmental compliance expense.

DD&A expense per unit in the year-to-date 2008 increased 13 percent over the same period last year to $1.23 per Mcfe largely due to higher development costs.

Alabama Gas Corporation

Alagasco reported a net income of $40.6 million in the first half of 2008 as compared with net income of $41.7 million in the same period a year ago. This $1.1 million deficit year-over-year largely reflects the utility earning on a higher level of equity and lower operations and maintenance expense, more than offset by reduced customer usage and timing differences associated with rate recovery.

TRAILING 12-MONTHS’ RESULTS

For the 12 months ended June 30, 2008, Energen’s net income totaled $321 million, or $4.46 per diluted share, and compared with $308.3 million, or $4.26 per diluted share, for the same period a year ago. The prior-year period included a $34.5 million, or 48 cents per diluted share, gain from the sale of one-half of its acreage position in Alabama shales to Chesapeake Energy Corporation, and a $6.7 million, or 9 cents per diluted share, gain from the settlement of its Enron bankruptcy claim. The current-year period includes a one-time, $6.4 million, or 9 cents per diluted share, gain from the sale of Permian Basin properties in the first quarter of 2008.

Energen Resources Corporation

Energen Resources’ net income for the current-year trailing 12 months totaled $286.2 million as compared with $267.5 million in the same period a year ago. The prior-year period included $41.2 million of one-time gains associated with the sale of one-half of its acreage position in Alabama shales and the settlement of its Enron bankruptcy claim, and the current-year period includes a $6.4 million gain from the sale of Permian Basin properties.

Energen Resources benefited in the current 12-months’ period from increased average realized sales prices and higher production, partially offset by increased LOE and DD&A.

Average Realized Sales Prices, T12M at June 30 Comparison

Commodity	2008	2007	Change
Natural Gas (per Mcf)	$7.86	$7.35	7%
Oil (per barrel)	$69.73	$56.03	24%
NGL (per gallon)	$1.01	$0.75	35%

Production, T12M at June 30 Comparison

Commodity	2008	2007	Change
Natural Gas (Bcf)	65.9	63.0	5%
Oil (MBbl)	3,956	3,686	7%
NGL (MMgal)	74.1	77.6	(5)%
Total (Bcfe)	100.2	96.2	4%

Per-unit LOE totaled $2.24 per Mcfe in the 12 months ending June 30, 2008, up 11 percent from $2.01 per Mcfe in the same period a year ago; this increase largely was due to higher production taxes, additional compression and a general rise in field service costs.

DD&A expense per unit in the 12 months ended June 30, 2008, increased 13 percent over the same period last year from $1.06 per Mcfe to $1.20 per Mcfe, largely due to higher development costs.

Alabama Gas Corporation

Alagasco generated net income in the 12 months ended June 30, 2008, of $35.7 million as compared with $42.2 million in the same period a year ago.

2008 EARNINGS GUIDANCE RANGE AFFIRMED

Energen today reiterated its earnings guidance for 2008, which was raised last month in response to the Company’s raising its assumed prices for unhedged production for the remainder of the year. Energen’s current annual guidance for 2008 is a range of $4.30 - $4.70 per diluted share.

Key assumptions in Energen’s 2008 earnings guidance are:

•	Year-to-date results;

•	A hedge position that covers approximately 75 percent of estimated production for the remainder of the year;

•	Assumed prices for unhedged natural gas, oil and NGL production of $10 per Mcf, $100 per barrel and $1.30 per gallon, respectively;

•	Annual production of 101 Bcfe;

•

Capital spending of approximately $430 million, including approximately $360 million by Energen Resources and $70 million by Alagasco; the additional capital at Energen Resources largely reflects additional drilling in the San Juan Basin, shale lease acquisition, accelerated drilling in the North Louisiana/East Texas area, and generally rising costs.

•	An average DD&A rate at ERC of $1.27 per Mcfe;

•	LOE at ERC, including production taxes, of $2.45 per Mcfe;

•	General and administrative expense at ERC of 55 cents per Mcfe;

•	Alagasco’s earning an estimated 12.6 percent on average equity of approximately $311 million;

•	Average diluted shares outstanding of 72.1 million.

2008 Hedge Position Summary

Energen Resources’ hedge position for the last six months of 2008 is as follows:

Commodity	Hedge Volumes	2008e Production	Hedge %	NYMEXe Price
Natural Gas	25.3 Bcf	33.7 Bcf	75%	$8.77 /Mcf
Oil	1.6 MMBbl	2.2 MMBbl	76%	$70.13 /barrel
NGL	23.6 MMgal	34.5 MMgal	69%	$0.96 / gallon

Note: July actuals used where known

Energen Resources’ natural gas and oil hedge positions by type for the last six months of 2008 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	16.0	$1.40 per Mcf	$8.93 per Mcf
NYMEX	9.3	—	$8.50 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	1,289	$4.88 per barrel	$68.63 per barrel
NYMEX	351	—	$75.63 per barrel

Note: July actuals used where known

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ hedge position and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices over the remainder of the year are estimated to have the following impact on Energen’s 2008 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $10 represents an estimated net income impact of approximately $295,000 (0.4 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $100 per barrel represents an estimated net income impact of approximately $230,000 (0.3 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $1.30 per gallon represents an estimated net income impact of approximately $45,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2009 EARNINGS GUIDANCE RANGE AFFIRMED

Energen today also reiterated its earnings guidance for 2009, which was raised last month in response to the Company’s raising its assumed prices for unhedged production. Energen’s current annual guidance for 2009 is a range of $5.15—$5.55 per diluted share. Energen management noted that work will begin soon on a formal 2009 budget and that, based on changing market conditions, the budget could differ from the current model upon which guidance is based.

Key assumptions in Energen’s 2009 earnings guidance are:

•	Existing hedge position covering approximately 61 percent of estimated 2009 production;

•	Assumed prices for unhedged natural gas, oil and NGL production of $10 per Mcf, $100 per barrel and $1.30 per gallon, respectively;

•	Annual production of 108 Bcfe;

•	Capital spending of $340 million, including approximately $270 million by Energen Resources and $70 million by Alagasco;

•	An average DD&A rate at Energen Resources of $1.37 per Mcfe;

•	LOE at Energen Resources, including production taxes, of $2.45 per Mcfe;

•	General and administrative expense at Energen Resources of 55 cents per Mcfe;

•	Alagasco’s earning within its allowed range of return on average equity of approximately $324 million; and

•	Average diluted shares outstanding of 72.3 million.

2009 Hedge Position Summary

Energen Resources’ 2009 hedge position by commodity is as follows:

Commodity	Hedge Volumes	2009e Production	Hedge %	NYMEXe Price
Natural Gas	43.8 Bcf	69.5 Bcf	63%	$8.99/Mcf
Oil	2.7 MMBbl	4.8 MMBbl	56%	$72.81/barrel
NGL	43.3 MMgal	68.0 MMgal	64%	$1.15/gallon

Energen Resources’ 2009 natural gas and oil hedge positions by hedge type are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	28.4	$1.45 per Mcf	$9.22 per Mcf
Permian Basin	1.2	$1.18 per Mcf	$8.85 per Mcf
NYMEX	14.2	—	$8.55 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,136	$5.25 per barrel	$69.89 per barrel
NYMEX	564	—	$83.89 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ current hedge position for 2009 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2009 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $10 represents an estimated net income impact of approximately $1.2 million (1.7 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $100 per barrel represents an estimated net income impact of approximately $1.2 million (1.7 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $1.30 per gallon represents an estimated net income impact of approximately $115,000 (0.2 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Energen’s earnings guidance does not include potential benefits from property acquisitions, Alabama shales exploration or stock repurchases, nor does the guidance make any assumption related to the potential impairment of capitalized unproved leasehold related to Alabama shales (currently approximately $40 million).

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.6 Tcfe of proved, probable and possible reserves in the San Juan, Permian and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.